CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #780 to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our report dated November 27, 2019 on the financial statements and financial highlights of Boston Common ESG Impact International Fund and Boston Common ESG Impact U.S. Equity Fund, each a series of Professionally Managed Portfolios. Such financial statements and financial highlights appear in the 2019 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/    TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
January 31, 2020